Exhibit 99.1

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue
Suite 2770
Dallas, Texas 75201
______

TRUSTEES:	Telephone (214) 969-5530	OFFICERS:
DAVID E. BARRY		TYLER GLOVER
JOHN R. NORRIS III		ROBERT J. PACKER

Texas Pacific Land Trust Announces First Quarter 2019 Financial Results
DALLAS, TX (April 25, 2019) – Texas Pacific Land Trust (NYSE: TPL) today announced financial results for the first quarter ended March 31, 2019.
Results for the first quarter of 2019:

•
Net income of $140.0 million, or $18.04 per Sub-share Certificate, for the first quarter ended March 31, 2019 compared with $43.8 million, or $5.60 per Sub-share Certificate, for the first quarter ended March 31, 2018.

•	Revenues of $191.3 million for the first quarter ended March 31, 2019, compared with $60.0 million for the first quarter ended March 31, 2018.

•
Increases of 84.8% in easements and other surface-related income, 68.9% in water sales and royalty revenue and 25.1% in oil and gas royalty revenue for the first quarter ended March 31, 2019 compared with the first quarter ended March 31, 2018.

Further details for the first quarter of 2019:
Oil and gas royalty revenue was $33.2 million for the first quarter ended March 31, 2019, compared with $26.5 million for the first quarter ended March 31, 2018, an increase of 25.1%. Crude oil and gas production subject to the Trust’s royalty interests increased 58.5% and 119.6%, respectively, in the first quarter ended March 31, 2019 compared to the first quarter ended March 31, 2018. While crude oil and gas production increased in the first quarter ended March 31, 2019 compared to March 31, 2018, the prices received for crude oil and gas production decreased 16.7% and 46.7%, respectively, over the same time period.

Easements and other surface-related income was $31.4 million for the first quarter ended March 31, 2019, an increase of 84.8% compared with the first quarter ended March 31, 2018 when easements and other surface-related income was $17.0 million. This increase resulted primarily from increases in pipeline easement income and to a lesser extent, an increase in lease rental income for the first quarter ended March 31, 2019 compared to the same period of 2018. Pipeline easement income increased $12.7 million for the first quarter ended March 31, 2019 compared to the same period of 2018.

Water sales and royalty revenue was $23.0 million for the first quarter ended March 31, 2019, an increase of 68.9% compared with the first quarter ended March 31, 2018 when water sales and royalty revenue was $13.6 million.

Land sales revenue was $103.6 million for the first quarter ended March 31, 2019. The Trust sold approximately 21,251 acres of land for an average price of approximately $4,876 per acre. Land sales revenue was $2.8 million for the first quarter ended March 31, 2018.

The Trust also noted that General Don Cook, candidate for election as a new Trustee, answered questions from shareholders in a video Q&A related to his candidacy for the vacant Trustee seat, his perspective on the Trust and his views on corporate governance. Shareholders can watch the video at www.TrustTPL.com. The Trust encourages shareholders to review the video Q&A and other information available on this site and urges them to vote for General Cook using the BLUE proxy card.

Texas Pacific Land Trust is not a REIT.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust’s future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management’s intent, beliefs or current expectations with respect to the Trust’s future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.

TEXAS PACIFIC LAND TRUST
REPORT OF OPERATIONS – UNAUDITED
(dollars in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2019	2018
Oil and gas royalties	$33,213	$26,547
Easements and other surface-related income	31,367	16,978
Water sales and royalties	22,983	13,607
Land sales	103,625	2,750
Other operating revenue	136	125
Total revenues	$191,324	$60,007

Income taxes	$35,548	$10,820
Net income	$139,998	$43,791
Net income per Sub-share Certificate — basic and diluted	$18.04	$5.60
Weighted average number of Sub-share Certificates outstanding during period	7,759,808	7,818,168

We operate our business in two segments: Land and Resource Management and Water Service and Operations. The following is an analysis of our operating results for the comparable periods by reportable segment:

	Three Months Ended March 31,
	2019		2018
Revenues:
Land and resource management:
Oil and gas royalties	$33,213	18%	$26,547	44%
Easements and other surface-related income	23,485	12%	13,331	22%
Land sales and other operating revenue	103,761	54%	2,875	5%
	160,459	84%	42,753	71%
Water service and operations:
Water sales and royalties	22,983	12%	13,607	23%
Easements and other surface-related income	7,882	4%	3,647	6%
	30,865	16%	17,254	29%
Total consolidated revenues	$191,324	100%	$60,007	100%

Net income:
Land and resource management	$123,117	88%	$32,811	75%
Water service and operations	16,881	12%	10,980	25%
Total consolidated net income	$139,998	100%	$43,791	100%